Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Wilsons The Leather Experts Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Wilsons The Leather Experts Inc. of our report dated April 18, 2003 relating to the consolidated balance sheets of Wilsons The Leather Experts Inc. and subsidiaries as of February 1, 2003 and February 2, 2002 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three fiscal years in the period ended February 1, 2003 and the related schedule, which report appears in the 2002 annual report on Form 10-K of Wilsons The Leather Experts Inc.

Our report refers to Wilsons The Leather Experts Inc.’s adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and other Intangible Assets.

Our report also refers to the restatement of Wilsons The Leather Experts Inc.’s consolidated balance sheet as of February 2, 2002 and the consolidated statements of operations, shareholders’ equity and cash flows for each of the two fiscal years then ended, which were previously audited by other independent auditors who have ceased operations.

/s/  KPMG LLP

Minneapolis, Minnesota
October 21, 2003